REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Hardrock Mines, Inc.
Salt Lake City, Utah

     We have compiled the accompanying balance sheet of Hardrock Mines, Inc. (a development stage company) at December 31, 1999, and December 31, 1998 and the related statements of operations, stockholder's equity, and cash flows for the years ended December 31, 1999, 1998, and 1997 and the period June 14, 1982 (date of inception) to December 31, 1999, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. /s/ Andersen Andersen and Strong L.L.C.

     A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company will need additional working capital for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 4. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

February  01,  2000
Salt  Lake  City,  Utah            /s/ Andersen Andersen and Strong
                                   --------------------------------
                                   ANDERSEN ANDERSEN AND STRONG, L.C.